EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made as of June 2, 1997 by and between PSC Inc., a New York corporation ("PSC" or the "Company") and ROBERT C. STRANDBERG ("Executive").

                                    RECITALS

         PSC desires to employ Executive to devote full time to the business of PSC, and Executive desires to be so employed.
         The parties agree as follows:

         1. Employment. PSC hereby employs the Executive as President and Chief Executive Officer. Executive hereby accepts such employment and agrees to remain in the employ of PSC for the Term to perform any and all reasonable and lawful duties prescribed by PSC's Board of Directors and to abide by the terms and conditions of this Agreement. During the Term, in good faith, Executive shall exert all reasonable efforts to promote the interests of the Company and shall devote substantially all of his entire working time, attention and energies to the business of the Company.

         2. Term of Employment. The term of employment under this agreement shall commence as of the date of this Agreement and shall terminate on June 1, 1998 (the "Initial Term"); provided, however that the term of this Agreement shall be automatically extended for additional one year terms (each an "Additional Term") upon the end of the Initial Term, or any successor Additional Term unless either the Executive or the Company shall have given written notice to the other at least seventy-five (75) days prior thereto that the term of this Agreement shall not be so extended.

         3.       Compensation.

                  A.       Base Salary.

(i) For all services to be rendered to the Company by Executive in any capacity, including, without limitation, services as an officer, director or member of any committee of the Board of Directors and the performance of any duties assigned to him by the Board of Directors, PSC shall pay to Employee a salary at the annual rate of not less than $240,000 ("Base Salary"). Base Salary shall be payable in accordance with the customary payroll practices of PSC, subject to such deductions and withholdings as may be required by law or agreed to by Executive. Executive may, at his option, elect to receive up to 100% of his Base Salary in the form of incentive stock options. Said options shall be granted pursuant to the Company's 1994 Stock Option Plan, shall have an exercise price equal to the fair market value of the Company's common shares on the date of grant, which date shall be the effective date of the election by Executive, shall be vested in four (4) equal installments on the last day of each quarter (i.e., on August 31, 1997, November 30, 1997, February 28, 1998, and May 31,
1998), and shall be for a term of three (3) years from the date of grant. The number of options to be granted shall be determined by the following formula:

                          [$ of Base Salary in options]
                           ----------------------------
                               1/2 exercise price

Executive must notify the Company, in writing, prior to the end of the first payroll period subsequent to the date of this Agreement whether he wishes to make this election and the amount of his Base Salary to be received in the form of stock options. This election is applicable only with respect to the Base Salary to be paid to Executive during the Initial Term.

B.

Performance Bonus. Pursuant to PSC's 1997 Management Incentive Plan, for the year ending December 31, 1997, if and to the extent PSC achieves its pre-established performance goals for 1997, Executive shall be entitled to a performance bonus in an amount equal to the percentage of his Base Salary for 1997 opposite the performance goal percentage below:

         % of Performance Goal Achieved      % of Base Salary
                  Threshold                           40%
                  Target                              60%
                  133% of Target                      90%
                  150% of Target                      130%
                  170% of Target                      170%

In subsequent years, Executive shall be entitled to a performance bonus based upon the performance goals and targets established for that year by the Board of Directors.

4. Benefits. In addition to his Base Salary, Executive shall also be entitled throughout the Term to all benefits of full time employees or officers as set forth in the Company's Policy Manual as to which he meets the eligibility requirements universally applicable to all employees and such other benefits as may be accorded to executives of his rank by written notification from the Company given from time to time. The Company also agrees to pay the initiation fee and the monthly dues associated with Executive's membership in a country club of Executive's choice.

5. Options. Pursuant to the Company's 1994 Stock Option Plan, PSC hereby grants Executive a stock option for 225,000 Common Shares of the Company at an exercise price of $6.50 per share, the fair market value of the Company's Common Shares on the date hereof, upon the terms and conditions set forth in the Option Agreement attached hereto as Exhibit A.

6. Relocation Assistance. The Company will reimburse Executive for relocation expenses in the manner and to the extent set forth in the memorandum entitled "PSC Scanning, Inc., Employee Relocation Program, Effective: February 1997", attached hereto as Exhibit B. For purposes of this Agreement, all references in that memorandum to "PSC Scanning, Inc." shall mean "PSC Inc."; all references to "Eugene" shall mean "Webster, NY" and all references to "Human Resources Manager" shall mean "Chairman of the Board". In addition, the Company will reimburse Executive for such other relocation expenses as it may deem reasonable, including, but not limited to, those expenses set forth on Exhibit C.

7. Confidential Information. Executive agrees that during the Initial Term and the Additional Term, if any, and for five years thereafter, he will not, except as required by the performance of his duties under this Agreement, disclose or authorize anyone else to disclose or use or make known for his or another's benefit, any confidential information or knowledge or data of the Company, whether or not patentable or copyrightable, in any way acquired by Executive from the inception of his employment with the Company through the expiration of the Term (hereinafter "Confidential Information"). Confidential Information for the purposes of this Agreement, shall include, but not be limited to, matters not readily available to the public which are:

A. of a technical nature, such as, but not limited to, methods, know-how, formulae, compositions, drawings, blueprints, compounds, processes, discoveries, machines, prototypes, inventions, computer programs;

B. of a business nature, such, as, but not limited to, information about sales or lists of customers, prices, costs, purchasing, profits, markets, strengths and weaknesses of products, business processes, business and marketing plans and activities and employee personnel records;

C. pertaining to future developments, such as, but not limited to, research and development, future marketing or merchandising plans or ideas. Immediately upon termination of Executive's services, Executive shall deliver to the Company all originals and copies of everything in his possession or under his control which embodies or contains any Confidential Information, including, without limitation, all documents, correspondence, specifications, blueprints, notebooks, reports, sketches, formulae, computer programs, computer discs, prototypes, price lists, customer lists or information, samples and all other materials.

Confidential  Information shall not include  information which
(i) is published or otherwise becomes generally available to the public other than by a breach of confidentiality, or (ii) Employee can show by documentation was properly in his possession prior to his employment with the Company, or
(iii) becomes available to Employee from an independent source without breach of this Agreement or violation of law, or (iv) is independently developed by Employee without the use of the Company's Confidential Information.

8. Covenant Not to Compete

A. In light of the special and unique services that have been and will be furnished to the Company by Executive and the Confidential Information that has been and will be disclosed to him during his employment, Executive agrees that during the Initial Term and the Additional Term, if any, and for a period of twenty-four (24) months thereafter (the "Non-Competition Period"), he will not, without the written consent of the Company, directly or indirectly, whether as principal, agent, officer, director, consultant, employee, partner, stockholder or owner of or in any capacity with any corporation, partnership, business, firm, individual company or any entity located any where in the world engage in, or assist another to engage in, any work or activity in any way competitive with the Business of the Company (as hereinafter defined). However, nothing herein shall prevent Executive from owning not more than five percent (5%) of the outstanding publicly traded shares of common stock of a corporation, as to which corporation Executive has no relationship other than as a shareholder. In addition, during the Non-Competition Period, Executive will not, directly or indirectly, (a) induce or attempt to induce any officer or employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any officer, employee, director or shareholder thereof, (b) hire directly or through another entity any person who is an employee of the Company on the date of termination of employment of Executive, or (c) induce or attempt to induce any customer, dealer, supplier or licensee to cease doing business with the Company, or in any way interfere with the relationship between any such customer, dealer, supplier or licensee and the Company.

Executive specifically agrees that because of his special expertise and the special and unique services that he will be furnishing the Company, and because of the Confidential Information that has been acquired by him or that will be disclosed to him during his employment with the Company, the above stated geographic areas and time period, in and during which he will not compete with the Company, are reasonable in scope and duration and are necessary to afford the Company just and adequate protection against the irreparable damage which would result to the Company from any activities prohibited by this Section.

B. If Executive in any way breaches the obligations specified in this Section, the Company shall have the right, in addition to any other remedies available to it, to terminate the further payment of any amounts due or the further provisions of any benefits under Sections 3 and 4 hereof.

C.  If any  provision  hereof  is  found  to be  unreasonably  broad,  it  shall nevertheless be enforceable to the extent reasonably necessary for the protection of the Company and to carry out to the fullest extent the parties' mutual intent in entering into this Agreement, which intent is that the provisions of this Section will be strictly enforced as agreed to.

D. For purposes of this Agreement, the "Business of the Company" is the development, manufacturing and marketing of technologies, products and services for the automatic identification and keyless data entry industry, and includes, but is not limited to, products, services, applications, systems and technologies relating to bar coded data, magnetic stripe encoded data, radio frequency communications of bar coded or related data, optical character recognition, machine vision as applied to the recognition of bar coded data and electronic interchange of bar coded or related data. The Business of the Company shall also include any business in which the Company is actually engaged or as to which it is doing research and development during Executive's employment with the Company. Notwithstanding anything to the contrary in the preceding two sentences, Business of the Company shall not include the manufacturing, design, engineering, distributing, marketing, selling or reselling of thermal or thermal transfer bar code printers, bar code verifiers or labeling media and ribbons used in connection with thermal bar code printers.

9. Injunctive Relief. Executive agrees that in the event of a breach or threatened breach by the Employee of any of the provisions of Section 7 or 8 hereof, the Company shall be entitled to an injunction restraining the Executive from such breach or threatened breach without posting any bond or other security. Nothing herein, however, shall be construed as prohibiting the Company from pursuing, in conjunction with an injunction or otherwise, any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Executive.

10. Severance Payment.

A. Termination of Employment - In General. In the event of the termination of employment of Executive by the Company for any reason other than Termination for Cause (as hereinafter defined), death, disability, or a Change in Control (as hereinafter defined), or in the event the employment of the Executive is not renewed after the Initial Term, the Company will continue to pay the Executive for a period of one year following such termination or expiration of the Initial Term an amount equal to the Executive's Base Salary at the annual rate then in effect. Such amount shall be payable bi-weekly. In addition, the Company will provide Executive with Executive's then current health, dental, life and accidental death and dismemberment insurance benefits for a period of one year following such termination. In the event of Executive's death while receiving severance payments hereunder, all remaining severance installment payments otherwise payable to Executive hereunder will be paid in the same amounts and in the same manner to Executive's heirs and legal representatives. All payments made to Executive hereunder will be subject to all applicable employment and withholding taxes.

B. Termination of Employment - Change in Control. In the event of the termination of employment of Executive within the two year period following a Change in Control (as hereinafter defined) of the Company, and such termination is (i) by the Company for any reason other than Termination for Cause (as hereinafter defined), death or disability, or (ii) by the Executive for "Good Reason" (as hereinafter defined), the Company will pay the Executive for a period of three years following such termination an amount equal to the product of the sum of (x) Executive's Base Salary at the annual rate then in effect and
(y) the highest annual bonus paid to Executive under the Company's current Management Incentive Plan or any successor plan in the three full fiscal years preceding termination multiplied by 2.9. In addition, Executive will be immediately vested in any retirement, incentive, or option plans then in effect and the Company will continue to provide Executive with Executive's then current health, dental, life and accidental death and dismemberment insurance benefits for a period of three years. All payments made to Executive hereunder will be subject to all applicable employment and withholding taxes.

C. Limitations. Notwithstanding anything in this Section to the contrary, the maximum amount of cash and other benefits payable (whether on a current or deferred basis and whether or not includible in income for income tax purposes) under this Section (the "Severance Benefits") shall be limited to the extent necessary to avoid causing any portion of such Severance Benefits, or any other payment in the nature of compensation to the Executive, to be treated as a "parachute payment" within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended. Any adjustment required to satisfy the limitation described in the preceding sentence shall be accomplished first by reducing any cash payments that would otherwise be made to the Executive and then, if further reductions are necessary, by adjusting other benefits as determined by the Company.

D. Certain Definitions.

Change in Control. A "Change in Control" shall be deemed to have occurred (i) on the date that any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, other than the Company, in a transaction or series of transactions, has become the beneficial owner, directly or indirectly (with beneficial ownership as determined as provided in Rule 13d-3, or any successor rule under such Act), of 30% or more of the outstanding voting securities of the Company; or (ii) on the date on which one third or more of the members of the Board of Directors shall consist of persons other than
Current Directors (for these purposes, a "Current Director" shall mean any member of the Board of Directors elected at or continuing in office after, the 1997 Annual Meeting of Shareholders, any successor of a Current Director who has been approved by a majority of the Current Directors then on the Board, and any other person who has been approved by a majority of the Current Directors then on the Board); or (iii) on the date of approval of (x) the merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, would not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all shareholders of the corporation would be entitled in the election of directors or where the members of the Board of Directors of the Company, immediately prior to the merger or consolidation, would not immediately after the merger or consolidation, constitute a majority of the Board of Directors of the corporation issuing cash or securities in the merger or consolidation or (y) on the date of approval of the sale or other disposition of all or substantially all the assets of the Company.

Termination for Cause. The Company shall have the right to terminate the services of Executive at any time without further liability or obligations to Executive if: (i) Executive has failed or refused to perform such services as may reasonably be delegated or assigned to Executive consistent with the Executive's position, by the Board of Directors, (ii) Executive has been grossly negligent in connection with the performance of Executive's duties, (iii) Executive has committed acts involving dishonesty, willful misconduct, breach of fiduciary duty, fraud, or any similar offense which materially affects
Executive's ability to perform Executive's duties for the Company or may materially adversely affect the Company, or (iv) Executive has been convicted of a felony.

Termination of the services of Executive for Cause shall not be effective unless and until acted upon by the Board of Directors and unless and until written notice shall have been given to Executive which notice shall include identification with specificity of each and every factual basis or incident upon which the termination is based. Notwithstanding the preceding sentence, in connection with the termination of the services of Executive for Cause under section (i) above, the Board of Directors shall take no action until the Executive has been provided written notice of the services Executive has failed or refused to perform and such failure or refusal remains unremedied for 30 days after Executive has received such notice.

Good Reason. Good Reason shall mean the occurrence or existence of any of the following with respect to Executive: (i) Executive's annual rate of salary is reduced from the annual rate then currently in effect or Executive's other employee benefits are in the aggregate materially reduced from those then currently in effect (unless such reduction of employee benefits applies to employees of the Company generally), or (ii) Executive's place of employment is moved more than 25 miles from its then current location, or (iii) Executive's title is changed or he is assigned duties that are demeaning or are otherwise materially inconsistent with the duties then currently performed by Executive.

Before Executive may terminate his employment for Good Reason, Executive must notify the Company in writing of his intention to terminate and the Company shall have 15 days after receiving such written notice to remedy the situation, if possible.

11. Notices. All notices given in connection with this Agreement shall be in writing and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by express courier or delivery services, addressed to the parties hereto at the following addresses:

To Strandberg:                      To PSC:
Robert C. Strandberg                PSC Inc.
55 South Main Street                675 Basket Road
Pittsford, NY  14534                Webster, NY  14580
                                    FAX:  (716) 265-6409
or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notice shall be deemed given when received, if sent by telegram, telex, telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telex, telecopy or other facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery services, or sent by certified or registered mail, return receipt requested.

12. Waiver. Any waiver of a breach of any of the terms of this Agreement shall not operate as a waiver of any other breach of such terms or of any other terms, nor shall failure to enforce any term hereof operate as a waiver of any such term or of any other term.

13. Severability. If any term of this Agreement or the application thereof is held invalid or unenforceable, the validity or unenforceability shall not effect any other term of this Agreement which can be given effect without the invalid or unenforceable term.

14. Governing Law; Venue. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of New York, without reference to conflict of law principles of any jurisdiction (including without limitation New York) which would result in the application of the domestic substantive laws of any other jurisdiction. The parties consent to the exclusive jurisdiction of the Supreme Court of New York, Monroe County or of the United States District Court for the Western District of New York for any legal action instituted by any party against any other with respect to the subject matter hereof.

15. Prior Agreements. This Agreement supersedes all previous agreements related to the subject matter herein.

16. Termination of Obligations. Executive agrees that in the event his employment with the Company is terminated for any reason, that he will meet with a representative of the Company and discuss, among other matters, the provisions of this Agreement and the Executive's obligations hereunder.

17. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or changed except by a writing signed by both parties.

         IN WITNESS WHEREOF, Executive has executed this Agreement and the Company has caused this Agreement to be executed as of the date set forth above.

                                                              PSC INC.

                                            By:
                                                     Robert S. Ehrlich

                                            Its:     Chairman of the Board



                                                     Robert C. Strandberg